CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” in the Prospectus and in the Statement of Additional Information, each included in this Post-Effective Amendment No. 8 to the Registration Statement (Form N-4), File No. 333-284296, (the “Registration Statement”) of Transamerica Life Insurance Company.

We also consent to the use of our report dated April 24, 2026, with respect to the statutory-basis financial statements and supplementary information of Transamerica Life Insurance Company for the years ended December 31, 2025 and 2024, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Chicago, Illinois
April 27, 2026